Exhibit (d)(30)(ii)

AXA PREMIER VIP TRUST

AMENDMENT NO.1

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement dated as of June 18, 2012 (“Amendment No. 1”), between AXA Equitable Funds Management Group, LLC, a limited liability corporation organized in the State of Delaware (the “Manager”) and Lord, Abbett & Co. LLC (“Adviser”), a Delaware limited liability company.

WHEREAS, the Manager and the Adviser have entered into an Investment Advisory Agreement, dated as of June 15, 2011, (“Agreement”) on behalf of the AXA Premier VIP Trust (“Trust”); and

WHEREAS, the Manager and the Adviser desire to modify the Agreement to add the Multimanager Mid Cap Value Portfolio (“Portfolio”).

NOW, THEREFORE, effective as of June 18, 2012, the Manager and Adviser agree to modify the Agreement as follows:

1. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

2. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		LORD, ABBETT & CO. LLC

By:	/s/ Steven M. Joenk	By:	/s/ Lawrence H. Kaplan
	Steven M. Joenk		Name:
	Chairman, Chief Executive Officer, and President		Title:

APPENDIX A

AMENDMENT NO. 1

INVESTMENT ADVISORY AGREEMENT

Portfolio*	Annual Advisory Fee**

Multimanager Mid Cap Value Portfolio	0.50% of the Lord Abbett Allocated Portion’s average daily net assets up to and including $200 million; 0.40% of the Allocated Portion’s average daily net assets in excess of $200 million.

Multimanager Small Cap Growth Portfolio	0.90% of the Lord Abbett Allocated Portion’s average daily net assets.

*	Fee to be paid with respect to each Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “Lord Abbett Allocated Portion”.
**	The daily advisory fee for each Lord Abbett Allocated Portion is calculated by multiplying the aggregate net assets of the Lord Abbett Allocated Portion at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.

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